Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130983 on Form S-8, Registration Statement No. 333-152013 on Form S-8, Registration Statement No. 333-152014 on Form S-8, and Registration Statement No. 333-144126 on Form S-3 of our reports dated March 12, 2009, relating to the consolidated financial statements and financial statement schedule of AtriCure, Inc. and subsidiary, and the effectiveness of AtriCure, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of AtriCure, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 16, 2009